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                                 EXHIBIT 12.2
                       PACIFIC GAS AND ELECTRIC COMPANY
         COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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                                              Year ended December 31,
                                ------------------------------------------------
(dollars in millions)                1999     1998     1997     1996      1995
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Earning68
  Net income                       $  788   $  729   $  768   $  755    $1,339
Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates                -        -        -        3         4
  Income tax expense                  648      629      609      555       895
  Net fixed charges                   637      673      628      683       716
                                   ------   ------   ------   ------    ------
      Total Earnings               $2,073   $2,031   $2,005   $1,996    $2,954
                                   ======   ======   ======   ======    ======
Fixed Charges:
  Interest on long-
    term debt, net                 $  523   $  585   $  485   $  574    $  616
  Interest on short
    term borrowings                    81       50      101       75        83
  Interest on capital leases            3        2        2        3         3
  AFUDC debt                            7       12       17        8        11
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned trust                        24       24       24       24         3
                                   ------   ------   ------   ------    ------
      Total Fixed Charges          $  638   $  673   $  629   $  684    $  716
                                   ------   ------   ------   ------    ------
Preferred Stock Dividends:
  Tax Deductible dividends         $    9   $    9   $   10   $   10    $   11
  Pretax earnings required
     to cover non-tax
     deductible preferred
     stock dividend
     requirements                  $   27   $   31   $   39   $   39    $  100
                                   ------   ------   ------   ------    ------
     Total Preferred
       Stock Dividends             $   36   $   40   $   49   $   49    $  111
                                   ------   ------   ------   ------    ------
  Total Combined Fixed
    Charges and Preferred
    Stock Dividends                $  674   $  713   $  678   $  733    $  827
                                   ======   ======   ======   ======    ======
Ratios of Earnings to
  Combined Fixed Charges and
  Preferred Stock Dividends          3.08     2.85     2.96     2.72    $ 3.57
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Note:     For the purpose of computing Pacific Gas and Electric Company's ratios of earning to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, interest of subordinated debentures held by trust, and earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries. "Preferred stock dividends" represent pretax earnings which would be required to cover such dividend requirements.